                                                                    EXHIBIT 99.1
                                                       1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                           www.delphifin.com

[DELPHI FINANCIAL GROUP, INC LOGO]


Press Release


Contact: Bernard J. Kilkelly                               FOR IMMEDIATE RELEASE
         Vice President, Investor Relations                10/26/04
Phone:   212-303-4349
E-mail:  bernie-kilkelly@dlfi.com


      DELPHI FINANCIAL ANNOUNCES THIRD QUARTER 2004 OPERATING EPS OF $0.95
                        AND NET INCOME PER SHARE OF $0.98

Wilmington, Delaware - October 26, 2004 - Delphi Financial Group, Inc. (NYSE:
DFG) announced today that net income in the third quarter of 2004 was $32.2 million or $0.98 per share, which included after-tax realized investment gains of $0.9 million or $0.03 per share. This compared with net income in the third quarter of 2003 of $24.9 million or $0.78 per share, which included after-tax realized investment gains of $2.1 million or $0.07 per share. For the first nine months of 2004, net income was $89.9 million or $2.74 per share, which included after-tax realized investment gains of $5.6 million or $0.17 per share. This compared with net income in the first nine months of 2003 of $72.1 million or $2.26 per share, which included after-tax realized investment gains of $5.1 million or $0.16 per share. All per share amounts for 2003 have been adjusted to reflect the 3-for-2 common stock split effected on December 22, 2003.

Operating earnings (1) in the third quarter of 2004 were $31.2 million or $0.95 per share, an increase of 37% from operating earnings of $22.8 million or $0.71 per share in the third quarter of 2003. Operating earnings for the first nine months of 2004 were $84.3 million or $2.57 per share, up 26% from $67.0 million or $2.10 per share in the first nine months of 2003.

Delphi's net income and operating earnings in the third quarter and first nine months of 2004 benefited from a release of federal income taxes payable of approximately $4.6 million or $0.14 per diluted share. The tax benefit resulted from the favorable resolution of prior years' tax audits, reflecting the Company's conservative approach to prior income tax accruals. Excluding the tax benefit, Delphi's operating earnings per share in the third quarter of 2004 would have been $0.81, an increase of 14% from the third quarter of 2003. Operating earnings per share in the first nine months of 2004, excluding the tax benefit, would have been $2.43, an increase of 16% from the first nine months of 2003.

Core group employee benefit premiums in the third quarter of 2004 grew 17% from the third quarter a year ago, reaching $199.4 million. This growth was driven by a 26% increase in premiums from excess workers' compensation insurance for self-insured employers, the leading product of Delphi's Safety National subsidiary. Safety National continued to capitalize on the hard market for excess workers' compensation, achieving average price increases of 10% on renewals in the first nine months of 2004, along with average increases of 9% on self-insured retention levels. Delphi's premium growth in the third quarter of 2004 also benefited from 26% growth in group disability premiums at Delphi's Reliance Standard Life subsidiary. The combined ratio in group employee benefits insurance in the third quarter of 2004 was 93.8%, compared with 94.2% in the third quarter of 2003.
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                                                                          Page 2

DELPHI FINANCIAL ANNOUNCES THIRD QUARTER 2004 OPERATING EPS OF $0.95


Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi had an excellent quarter as we benefited from improved profit margins in excess workers' compensation. In the hard market over the past three years, Safety National has achieved a 60% cumulative increase in average rates and a 35% cumulative increase in the average self-insured retention level. Reliance Standard continues to benefit from strength in our small case niche, where we are seeing increased proposal activity and payroll growth. Our margins in group life and disability are in line with our expectations as we continue to maintain our pricing and underwriting discipline."

Delphi's net investment income in the third quarter of 2004 was $48.2 million compared with $46.2 million in the third quarter of 2003. Invested assets at September 30, 2004 were $3.5 billion compared to $3.2 billion at September 30, 2003. The pre-tax equivalent yield on the Company's investment portfolio in the third quarter of 2004 was 5.9% compared to 6.1% for the third quarter of 2003. Book value per share at September 30, 2004 increased to $28.15 from $25.49 at December 31, 2003.

BROKER COMPENSATION

In addition to broker commissions that are based on the sale of individual policies, Delphi's insurance companies have agreements with brokers where we pay compensation based on performance measures including volume and persistency of certain blocks of business. For 2003, these payments were $5.1 million for RSL (8.9% of total payments to brokers) and $1.5 million for Safety National (6.6% of total payments to brokers).

Delphi has not been contacted by any government agency regarding any matters related to broker compensation or other broker activities.

CONFERENCE CALL

On October 27, 2004 at 11:00 AM (Eastern time), Delphi will broadcast the Company's third quarter 2004 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on October 27, 2004 Investors can also download Delphi's third quarter 2004 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of

DELPHI FINANCIAL ANNOUNCES THIRD QUARTER 2004 OPERATING EPS OF $0.95


terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of net income excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment gains were $0.9 million and $2.1 million, or $0.03 per share and $0.07 per share, for the third quarter of 2004 and 2003, respectively, and $5.6 million and $5.1 million, or $0.17 per share and $0.16 per share, for the first nine months of 2004 and 2003, respectively. The Company believes that because realized investment gains and losses arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains and losses may be realized based on management's decision to dispose of an investment or management's judgment that a decline in the market value of an investment is other than temporary. Thus, realized investment gains and losses are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these gains and losses. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, investment gains and losses are likely to occur periodically and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. The Company does not provide net income amounts for the future periods referred to in the forward-looking statements in this press release regarding operating earnings because the amounts of any future realized investment gains and losses are subject to future market and other conditions that cannot presently be predicted. All per share amounts are on a diluted basis.

                                -tables attached-

                          DELPHI FINANCIAL GROUP, INC.
                           NON-GAAP FINANCIAL MEASURES
                             RECONCILIATION TO GAAP
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         Three Months Ended            Nine Months Ended
                                                                       ----------------------       -----------------------
                                                                       09/30/04      09/30/03       09/30/04       09/30/03
                                                                       --------      --------       --------       --------
INCOME STATEMENT DATA
---------------------
OPERATING EARNINGS (NON-GAAP MEASURE)                                  $ 31,247      $ 22,831       $ 84,346       $ 66,978
    Net realized investment gains, net of taxes                             932         2,061          5,587          5,102
                                                                       --------      --------       --------       --------
NET INCOME (GAAP MEASURE)                                              $ 32,179      $ 24,892       $ 89,933       $ 72,080
                                                                       ========      ========       ========       ========

DILUTED RESULTS PER SHARE OF COMMON STOCK:

    OPERATING EARNINGS (NON-GAAP MEASURE)                               $  0.95       $  0.71        $  2.57        $  2.10
      Net realized investment gains, net of taxes                          0.03          0.07           0.17           0.16
                                                                       --------      --------       --------       --------
    NET INCOME (GAAP MEASURE)                                           $  0.98       $  0.78        $  2.74        $  2.26
                                                                       ========      ========       ========       ========

BALANCE SHEET DATA                                                                                  09/30/04       12/31/03
------------------                                                                                 ---------      ---------
Shareholders' equity, excluding accumulated other
    comprehensive income                                                                           $ 848,519      $ 746,012
    Add:  Accumulated other comprehensive income                                                      53,253         52,428
                                                                                                   ---------      ---------
Shareholders' equity (GAAP measure)                                                                $ 901,772      $ 798,440
                                                                                                   =========      =========

DILUTED BOOK VALUE PER SHARE OF COMMON STOCK, EXCLUDING
    ACCUMULATED OTHER COMPREHENSIVE INCOME (NON-GAAP MEASURE)                                        $ 26.65        $ 24.00
    Add:  Accumulated other comprehensive income                                                        1.50           1.49
                                                                                                   ---------      ---------
DILUTED BOOK VALUE PER SHARE OF COMMON STOCK (GAAP MEASURE)                                          $ 28.15        $ 25.49
                                                                                                   =========      =========

Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

The September 30, 2003 per share amounts have been adjusted to reflect the 3-for-2 common stock split effected on December 22, 2003.

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         Three Months Ended             Nine Months Ended
                                                                       -----------------------       ----------------------
                                                                       09/30/04       09/30/03       09/30/04      09/30/03
                                                                       --------       --------       --------      --------
Revenue:
    Premium and fee income                                             $210,292       $181,211       $618,051      $527,892
    Net investment income                                                48,220         46,190        149,468       141,249
    Net realized investment gains                                         1,433          3,170          8,595         7,849
                                                                       --------       --------       --------      --------
                                                                        259,945        230,571        776,114       676,990
                                                                       --------       --------       --------      --------
Benefits and expenses:
    Benefits, claims and interest credited to policyholders             152,312        133,567        455,984       394,194
    Commissions and expenses                                             63,527         54,525        184,155       165,062
                                                                       --------       --------       --------      --------
                                                                        215,839        188,092        640,139       559,256
                                                                       --------       --------       --------      --------
      Operating income                                                   44,106         42,479        135,975       117,734


Interest expense:
    Corporate debt                                                        3,548          4,809         10,459        10,613
    Junior subordinated deferrable interest debentures                    1,124          1,111          3,335         2,927
Income tax expense                                                        7,255         11,667         32,248        32,114
                                                                       --------       --------       --------      --------
      Net income                                                       $ 32,179       $ 24,892       $ 89,933      $ 72,080
                                                                       ========       ========       ========      ========


Basic results per share of common stock:
      Net income                                                        $  1.00        $  0.80        $  2.82       $  2.31

    Weighted average shares outstanding                                  32,028         31,181         31,883        31,157


Diluted results per share of common stock:
      Net income                                                        $  0.98        $  0.78        $  2.74       $  2.26

    Weighted average shares outstanding                                  32,999         32,105         32,878        31,931


Dividends paid per share of common stock                                $  0.08        $  0.05        $  0.24       $  0.15


The 2003 results per share and shares outstanding have been restated to reflect the 3-for-2 common stock split effected on December 22, 2003.

                       DELPHI FINANCIAL GROUP, INC.
                  SUMMARIZED CONSOLIDATED BALANCE SHEETS
             (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 09/30/04            12/31/03
                                                                                 --------            --------
Assets:
     Investments:
       Fixed maturity securities, available for sale                            $3,018,289          $2,862,045
       Short-term investments                                                       93,120             114,752
       Other investments                                                           387,712             225,957
                                                                                ----------          ----------
                                                                                 3,499,121           3,202,754

     Cash                                                                           24,339              18,733
     Cost of business acquired                                                     214,337             183,665
     Reinsurance receivables                                                       415,236             409,620
     Goodwill                                                                       93,929              93,929
     Securities lending collateral                                                 264,703                   -
     Other assets                                                                  223,872             176,170
     Assets held in separate account                                                82,723              92,661
                                                                                ----------          ----------

         Total assets                                                           $4,818,260          $4,177,532
                                                                                ==========          ==========

Liabilities and Shareholders' Equity:
     Policy liabilities and accruals                                            $1,597,463          $1,495,617
     Policyholder account balances                                               1,020,379             961,356
     Corporate debt                                                                170,750             143,750
     Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by
       unconsolidated subsidiaries                                                  59,762                   -
     Securities lending payable                                                    264,703                   -
     Other liabilities and policyholder funds                                      720,708             642,906
     Liabilities related to separate account                                        82,723              79,413
                                                                                ----------          ----------

         Total liabilities                                                       3,916,488           3,323,042

Company-obligated mandatorily redeemable capital securities
   of subsidiaries                                                                       -              56,050

Shareholders' equity                                                               901,772             798,440
                                                                                ----------          ----------

         Total liabilities and shareholders' equity                             $4,818,260          $4,177,532
                                                                                ==========          ==========